Exhibit 10.9

October 14, 2014

Ms. Nasym Afsari

RE: Nasym Afsari – Montrose Offer Letter

Dear Ms. Afsari:

It is with great pleasure that I confirm our offer to join Montrose Services, LLC, a subsidiary of Montrose Environmental Group, Inc. (“Montrose” or “Company”), as General Counsel. You will report to Jeremiah Yu, Co-Chief Executive Officer, and Nina Prasad, Co-Chief Executive Officer, and will be based out of Irvine, California. Please carefully read the terms and conditions of this offer.

Compensation

Your annual base salary will be $175,000 (currently paid in bi-weekly installments, minus applicable taxes and deductions). This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay in accordance with local labor laws. You will have the opportunity to be awarded a discretionary bonus and a $5,000 sign on bonus paid at the end of the year.

Additionally, you will be awarded upon your start date the option to acquire up to 1,250 shares of Montrose. The option to acquire these shares will vest 1/3 at the first anniversary of your award date, 1/3 at the second anniversary of your award date, and 1/3 at the third of your award date.

Trial Period

During the first 90 days of employment, you are in your trial period with the Company. This means that you or we may end your employment at any time, with or without notice. After successful completion of 90 days, you will be considered a regular, at-will employee and will be given 50 hours of Paid-Time Off (PTO). In addition, you will begin accruing PTO based on your hours worked up to a maximum of five (5) weeks. You will accrue a total of five (5) weeks of PTO annually.

Benefits

In addition to your compensation, you will be eligible to receive the benefits which are offered to Montrose employees. These benefits are described in the enclosed materials.

Expense Reimbursements

All employee work related expenses will be reimbursed through company Employee Business Expense Reports process.

Start Date of Employment

You should expect to commence employment no later than November 3, 2014.

Employment Policies

On your first day of employment, you will receive a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook. These policies may be updated from time to time.

Montrose Environmental Group, lnc. 2 Park Plaza, Suite 1120, Irvine, CA 92614 • T: 949. 988.3500 • F: 949.988.3514 www.montrose-env.com	Page | 1 of 3

Job Offer Contingencies

This offer of employment is conditional upon the following:

I.

You providing Montrose with evidence of your U.S. citizenship or proof of your legal right to live and work in this country. (See enclosed list of appropriate documents as described on the Department of Homeland Security, Form 1-9.) We are required by federal law to examine documentation of your employment eligibility. Note: This Company participates in e-verify.

II.

Because driving of company vehicles may be a requirement of the job, you must present to the Company your current driver’s license. The license and your driving record must be acceptable to our insurance company.

III.

Successful passing of a pre-employment drug screening will be required. Successful passing of reference, background or credit checks, and a physical capacity examination may be required. Montrose must receive a full release to work or set of limitations, if applicable, in writing, by the examining physician stating that you can fulfill all essential job duties with or without reasonable accommodation.

It is important that you bring the correct documents, listed in items I and II, on your first day of active service with Montrose. You cannot begin your employment until requirements I-III outlined above are satisfied.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter. If you wish to accept the offer, please sign in the place provided below and return it to. Please be aware that the Company is an at-will employer and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

We look forward to welcoming you to Montrose. Please confirm your acceptance of this offer by signing and returning a copy of this letter to:

Yvonne Senouci

Vice President, Human Resources

Montrose Environmental Group, Inc.

2 Park Plaza, Suite 1120

Irvine, CA 92614

***

Should you have any questions about starting with the Company, please do not hesitate to contact me or a representative from the Human Resources Department (hr@montrose-env.com).

Montrose Environmental Group, lnc. 2 Park Plaza, Suite 1120, Irvine, CA 92614 • T: 949. 988.3500 • F: 949.988.3514 www.montrose-env.com	Page | 2 of 3

Sincerely,

/s/ Jeremiah Yu

Jeremiah Yu

Co-Chief Executive Officer

Montrose Environmental Group, Inc.

Agreed and acceptance of Montrose Offer Letter

Dated October 10, 2014:

Signature:	/s/ Nasym Afsari
Nasym Afsari

Date:	10/14/2014

Montrose Environmental Group, lnc. 2 Park Plaza, Suite 1120, Irvine, CA 92614 • T: 949. 988.3500 • F: 949.988.3514 www.montrose-env.com	Page | 3 of 3